Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Diebold Nixdorf, Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	19,511,852	$19.14	$373,456,847.28	0.00014760	$55,122.23

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$373,456,847.28		$55,122.23

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$55,122.23

(1)

Pursuant to Rule 416 of the Securities Act of the 1933 (the “Securities Act”), the registration statement to which this exhibit is attached (the “Registration Statement”) also covers such an indeterminate amount of shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) as may become issuable to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per security is $19.14, which is the average of the high and low prices of shares of Common Stock on the New York Stock Exchange on November 6, 2023 (such date being within five business days of the date that the Registration Statement was filed with the U.S. Securities and Exchange Commission).